EXHIBIT 11

Statement Regarding Computation of Per Share Earnings

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

	Year Ended June 30,
	2011	2010	2009

Basic Average shares outstanding	2,088,833	2,083,458	2,123,144
Net income	$11,470,031	$4,625,588	$3,835,077
Less: effective dividend on preferred shares	511,814	510,006	288,841
Net income available to common stockholders	$10,958,217	$4,115,582	$3,546,236
Basic earnings per share available to common stockholders	$5.25	$1.98	$1.67

Diluted Average shares outstanding	2,088,833	2,083,458	2,123,144
Net effect of dilutive stock options - based on the treasury stock method using the period end market price, if greater than average market price	52,258	21,834	1,225
Total	2,141,091	2,105,292	2,124,369
Net income	$11,470,031	$4,625,588	$3,835,077
Less: effective dividend on preferred shares	511,814	510,006	288,841
Net income available to common stockholders	$10,958,217	$4,115,582	$3,546,236
Diluted earnings per share available to common stockholders	$5.12	$1.95	$1.67